Exhibit 10.1

This Supply Contract (the “Contract”) is made and entered into the 22nd day of February, 2008 by and between e-SMART Technologies Inc, a corporation organized and under the laws of the State of Nevada, USA, having its registered office at W. 26th St./Ste. 710, New York, N.Y, 10001 (“e-SMART”), and SAMSUNG S1, a corporation organized and existing under the laws of the Republic of Korea having its registered office 168 Sunhwa-Dong, Jung-Gu, Seoul, Korea (“SAMSUNG S1”).

Article 1. Purpose

The purpose of this Contract is about the supply contract in which “SAMSUNG S1” is to purchase quantities of smart cards manufactured by “e-Smart.” The parties each shall comply with this Contract in confidence and at all times hereunder contribute to support performance hereunder.

Article 2. Product Description

The Product shall be defined as the ‘I AM CARD™” which is an RF-type access control smartcard utilizing fingerprint sensor technology to be delivered under the specifications to be attached in Exhibit.

Article 3. Contract Period

This Contract shall become effective on the date first written above and shall extend to the 21st day of February, 2010. It shall thereafter automatically renew for annual periods unless either party properly terminates this Contract pursuant to Article 13 below.

Article 4. Intellectual Property Rights

“e-SMART” may supply this product to the others, and the parties shall enter into the Non-Disclosure Agreement attached as Exhibit B hereto and as a material provision of this Contract.

Article 5. Prices and Orders

5.1 The prices to be paid by “SAMSUNG S1” for the Product shall be in accordance with the “Product Unit Cost Contract” as stated in Appendix A attached hereto. The prices may be flexibly readjusted upon mutual good faith negotiation depending on the quantity and price of Product ordered within the Contract.

5.2 “e-SMART” shall supply to “SAMSUNG S1” up to ten million (10,000,000) units of the Product annually from the effective date of this contract. Nevertheless, “SAMSUNG Sl” shall adjust the quantity and the deadline of the product based on the individual orders after the notification to “e-SMART.”

5.3 The initial date and quantity of delivery shall be determined by “SAMSUNG S1” and “e-SMART” after separate negotiation.

5.4 In case of amending aforementioned 5.1 “SAMSUNG S1” and “e-SMART” shall revise the stated Provision into the form of separate Contract or official document under mutual negotiation.

Article 6. Orders and Shipments

6.1 “SAMSUNG S1” shall place orders based on the order sheet that states details and “e-SMART” shall deliver the product according to the order sheet. All such order sheets shall be made subject to the terms and conditions stated in Article 5, above. In case of specific reasons, “SAMSUNG S1” shall modify the orders within thirty (30) days since the issued date of the order sheet. Nevertheless, if such modification results in economic damages to “e-SMART”, “SAMSUNG S1” shall indemnify e-Smart and hold e-Smart harmless for any and all such damages which are either a direct or indirect consequence of SAMSUNG Si modifications.

6.2	Each shipment shall be made within sixty (60) days of received orders.

6.3 The shipment obligation of “e-SMART” shall be fulfilled in accordance with all details in the order sheet issued by “SAMSUNG SI”. Nevertheless, in case the requirements in the order sheet issued by “SAMSUNG S1” is inconsistent with the fulfillment of shipment obligation by “e-SMART”, “e-SMART” shall notify “SAMSUNG S1” within seven (7) days of the issuance of the order sheet with a clear statement of any such inconsistencies or inadequacies, if any. If “e-SMART” does riot meet the shipment date of any order placed by “SAMSUNG S1” hereunder, “SAMSUNG St” may either cancel such order or request compensation for the damage caused by e-Smart.

6.4 “e-SMART” shall provide to SAMSUNG 51 proper documentary evidence of each shipment under each order including transaction statements and delivery notes.

Article 7. Inspection

7.1 Any and all Product Inspections shall be carried out In accordance with standard quality, quantity, packaging assessments typical of such deliveries.

7.2 “e-SMART” shall immediately notify “SAMSUNG S1” as soon as any Product has been transported to the location specified by “SAMSUNG S1” for inspection.

7.3 “SAMSUNG S1” shall perform inspection of the Product delivered by “e-SMART”, and if the result do not meet the requirement stated by “SAMSUNG S1”, “SAMSUNG S1” may request reimbursement or replacement of such Product within 5 days of receipt.

7.4 When defective Product has been detected, “SAMSUNG S1” shall notify and request for a substitution to “e-SMART” within 5 days of receipt and “e-SMART” shall immediately deliver such substitution to the location specified by “SAMSUNG S1”, and expenses incurred in such process shall be paid by “e-SMART.”

7.5 Upon payment to “e-SMART” according to Article 8, “Samsung SI” confirms the order to be correct and free of defects.

Article 8. Payment; Penalty

“SAMSUNG S1” shall make an irrevocable purchase order sheet for each order and shall pay the full amount in cash to “e-SMART” for each shipment delivered hereunder to “SAMSUNG S1” within thirty (30) days of the placement of each order and according to any invoice issued by “e-SMART” for same. In the event that SAMSUNG S1 is delayed in making payment hereunder for any order, SAMSUNG S1 shall pay to e-Smart 2% of each such order price and for every thirty (30) days.

Article 9. Product Delay Penalty

9.1 In case “e-SMART” could not deliver the product until the shipment date specified in Provision 6.1, “e-SMART” shall pay three thousandth (3/1,000) of the order price (VAT included) in the order sheet issued by “SAUMSUNG S1” in cash every thirty (30) days since the first day of delay.

9.2 In the event that any Product quantity delayed is in installments, the delay penalty shall be calculated only for the quantity that has not been delivered until the shipment date.

9.3 Any Delay penalty shall be exempted according to the number of days delayed due to the following reasons:

a.	Force majeure such as natural disasters, wars and etc

b.	Delays caused by “SAMSUNG S1”

c.	When “e-SMART” is not responsible for any delay and “SAMSUNG S1” acknowledges same

Article 10. Warranty

10.1	The Product supplied by “e-SMART” shall perform in all material ways as specified hereunder.

10.2 e-Smart supplies no warranty hereunder of merchantability other than for the particular use specified herein. SAMSUNG S1 shall enter agreements with any buyers of the Product such that both e-Smart and SAMSUNG S1 is indemnified from the misuse of the Product. E-Smart shall indemnify SAMSUNG S1 only for damages resulting solely from the material defect of the Product when the Product is used in accordance with its intended use.

Article 11. Confidentiality

Regardless of the contract period, “SAMSUNG Sl” and “e-SMART” shall comply the confidential matters on the other party and its business with the Mutual Non-Disclosure Agreement stated in Appendix B.

Article 12. Training and Support

“e-SMART” shall provide reasonable and customary support in terms of technical training on product operation and specification at reasonable times and dates to be mutually determined and in accordance with normal business hours.

Article 13. Termination

The Contract may be terminated by either party upon 30 days written notice of material breach to the party creating the breach at the address noted hereinabove (“Notice Period”). Such written notice shall include a statement detailing such material breach, the nature of such breach, its effect or consequences and the date in which such breach was recognized. The party receiving any such written notice of material breach may within the Notice Period cure any such material breach and if such material breach is cured within the Notice Period then this Contract shall remain in full force and effect.

Article 14. Indemnification

Each party shall indemnify the other party for any and all damages arising out of the sole actions of the other party.

Article 15. Miscellaneous

This Contract shall be at all times interpreted under the laws of the Republic of Singapore.

IN WITNESS WHEREOF, “SAMSUNG S1” and “e-SMART” hereto have caused this Contract to be executed by their respective duly authorized signatories as of the day and year first written above.

(SAMSUNG S1)	(e-SMART)

SAMSUNG S1	e-SMART Technologies, Inc.

Executive Director	Managing Director

Sung Gyun Shin	Richard IK Kim

APPENDIX A

PRODUCT UNIT COST CONTRACT

Product	Composition	Unit Cost	Comment
I AM CARD™	Type and Specification attached separately	KRW 20,000 (VAT not included)

APPENDIX B

MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (“Agreement”) is made as of the 22nd day of February, 2008 between e-SMART technologies Inc, and all of its subsidiaries and affiliates acting through its offices located at 526 W. 26th St./Ste. 710, New York, N.Y. 10001 (“e-SMART”), and “SAMSUNG S1”, Korean corporation, and all of its subsidiearies and affiliates acting through its offices located at 168 Sunhwa-Dong, Jung-Gu, Seoul, Korea (“SAMSUNG S1”).

BACKGROUND:

1. For the limited and sole purpose, of evaluating e-SMART’s business and SAMSUNG S1’s technology in contemplation of a potential to be agreed, mutually acceptable business arrangement, it is contemplated that each of SAMSUNG S1 will require access to certain Confidential Information, as hereinafter defined, of the other,

2. Each party wishes to protect the confidentiality of its Confidential Information that may be disclosed hereunder.

IN CONSIDERATION of the background and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

INTERPRETATION

1.01 Definitions. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Agreement” means this Agreement and all amendments made hereto by written agreement between SAMSUNG S1 and e-SMART.

“Business Day” means any day except Saturday, Sunday and statutory holidays observed in the Country of Korea

“Disclosing Party” is the party who is disclosing Confidential Information to the other party.

“Confidential Information” shall mean any information belonging to a party or a related company (as hereinafter defined) which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as a standard practice and may include without limitation any and all financial information; any and all employment information; any, and all technical and non-technical information, including patent, copyright, trade secret and similar proprietary information; any information related to current, future and proposed business information, plans, activities, products and services, computer software, and other technology, including without limitation, forecasts, market research, development, design details, specifications, financial information, procurement requirements, purchasing, manufacturing, contractor and subcontractor lists, and sales and merchandising plans (including such information of each and any affiliate, subsidiary, or the like) in any medium whatsoever, whether oral, written, machine readable data, through facsimile, electronic mail, postal service or otherwise, provided by or disclosed either directly or indirectly by the Disclosing Party to the Receiving Party whether such information is designated as confidential at the time of delivery or not. The term “Confidential Information” as used herein shall not include information:

(i)	which was generally available to or used by others, or the utility or value of such information is already generally known or recognized as a standard practice at the time it was communicated to the Receiving Party or subsequently becomes generally available or recognized as a standard practice through no fault or on the part of Receiving Party.

(ii)	which the Receiving Party can demonstrate by a written or electronic document to have had rightfully in its possession free from any obligation of confidence at the time of disclosure.

(iii)	which the Receiving Party can demonstrate that it rightfully obtained free of any obligation of confidence subsequent to the time it was disclosed to the Receiving Party by the Disclosing Party.

(iv)	which the Receiving Party rightfully obtained from a third party who has the right to transfer or disclose it;

(v)	which the Receiving Party to whom it is disclosed hereunder can demonstrate was independently developed by such party or agents of that party without any use of the Confidential Information.

“Effective Date” shall mean the 21st day of February, 2010.

“Receiving Party” is the party who is the recipient of the other party’s Confidential Information.

“Related Company” shall mean any corporation, company, or other entity which at the time of disclosure of Confidential Information: a) is controlled by a party hereto; b) Controls a party hereto; c) or is under common control with a party hereto. For this purpose, “Control” means that more than fifty percent (50%) of the controlled entity’s shares or ownership interest representing the right to make decisions for such entity that are owned or controlled, directly or indirectly, by the controlling entity.

1.02 Applicable Law. This Agreement shall be governed by, and interpreted and enforced accordance with, the laws in Force in the country of Korea excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of Korea with respect to any matter arising hereunder or related hereto.

ARTICLE II

NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL INFORMATION

2.01 Permitted Use. Neither party shall reverse engineer, patent around, or directly or indirectly, commercially exploit the Confidential Information of the other party or use same for the benefit of others. Each party’s right to use the Confidential Information is limited to use for the benefit of the party disclosing the confidential Information as necessary to carry out the stated purpose of this Agreement.

2.02 No License. The disclosure of Confidential Information under this Agreement shall not be construed as granting to the Receiving Party any rights under any license or other rights to the Confidential Information of the Disclosing Party.

2.03 Ownership of Confidential Information. The Confidential Information, and all rights thereto, which have been or will be disclosed to one of the parties shall remain the exclusive property of the Disclosing Party and shall be held in confidence by the Receiving Party for the other.

2.04 Non-Disclosure. The Receiving Party agrees to use reasonable care, but in no event less than the same degree of care that it uses to protect its own Confidential Information of a similar nature, to prevent the unauthorized use, disclosure, publication or dissemination of the Confidential Information. Each party shall only have the right to disclose the Confidential Information to its employees, agents and consultants on a “need to know” basis; provided, however, that disclosure in any event shall only be made to such person who have agreed in writing to protect the confidentiality of the Disclosing Party’s information. Each party shall, prior to disclosing any Confidential Information to any such person, issue appropriate instruction to them and obtain all necessary undertakings to ensure that such Persons comply with the confidentiality and use obligations and restrictions contained in this Agreement with respect to the Confidential Information. These obligators shall survive termination or expiry of this Agreement. The Receiving Party may Disclose Confidential Information if required by law, provided that the Receiving Party will take reasonable steps to give the Disclosing Party sufficient prior written notice of the requirement and provide reasonable assistance to enable the Disclosing Party to seek protection of its Confidential Information.

2.05 Copies. Neither party shall copy nor reproduce the Confidential Information of the other party by any means whatsoever without the prior written consent of the Disclosing Party. Any copies shall contain any proprietary or confidential notices which appear on the original of the Confidential Information.

2.06 Disclaimer. Neither party makes any representation, warranty nor guarantee whatsoever to the other party with respect to Confidential Information. Neither party shall be liable for any errors or omissions in its Confidential information, the use of, or the results of the use of, its Confidential Information.

ARTICLE III

TERM AND TERMINATION

3.01 Term. This agreement shall be effective from the Effective Date until terminated by either party in writing as provided for hereinbelow. And it shall hold good for two years (730 days) starting when both sides sign. The Receiving Party’s obligation to protect the Disclosing Party’s Confidential Information received prior to Termination shall survive termination or expiration as stated in Section 2.04. Confidential Information remains Confidential Information as defined,

3.02 Termination. Either party may terminate this Agreement without cause, by giving the other party five (5) Business Days advance written notice.

3.03 Return. Each party shall immediately upon the Termination of this Agreement or at any time upon the request of the Disclosing Party, discontinue use of the Confidential Information of the other and, If requested by the Disclosing Party, return same and all copies thereof which may be or have been in such party’s direct or indirect possession or control. If return is not requested, the Confidential Information shall be destroyed within ten (10) Business Days of the Termination of the Agreement and an officer’s certificate to that effect provided by the Disclosing Party. Notwithstanding anything in this Agreement to the contrary, it is agreed that one copy of the Confidential Information may be made and retained by legal counsel of the Receiving Party as evidence of what was disclosed.

3.04 Breach. Each party agrees that any breach of this Agreement may give rise to irreparable damage to the other party, the injury to the other party from any such breach would be difficult to calculate, and that money damages would therefore be an inadequate remedy for that breach. Each party agrees that the other party will be entitled, in addition to ail other remedies that the other party may have and without showing or proving any actual damage sustained by it, to seek an injunction or other order to restrain any breach, threatened breach or the continuation of any breach of this section.

ARTICLE IV

GENERAL

4.01. Notices. Any notice which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered by facsimile, by overnight counter or by certified or registered mail, return receipt requested, and shall be effective (a) upon receipt if delivered personally; (b) on the business day the notice is received by facsimile; (c) one business day after being sent by overnight counter; and (d) three (3) business days after being deposited in mail, postage prepaid. Such communications shall be addressed and directed to the parties listed below as follows or to such other addresse or to the attention of such other persons as any party may from time to time advise to the other party by notice in writing as provided for herein:

(a)	SAMSUNG S1, addressed to it at:

168 Sunghwa-Dong, Jung-Gu, Seoul, Korea

and

(b)	e-SMART Technologies, addressed to it at:

e-SMART Technologies, Inc.

526 W, 26Th St./Ste. 710, New York, NY, 10001

Attention:

4.02 Further Assurances. The parties at all times, and from time to time, and upon every reasonable written request to do so, shall make, do, execute, deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be required for more effectually implementing and carrying out the true intent and meaning of this Agreement. Each party agrees to act in the utmost good faith of a level required by a trustee in the implementation of the obligations required hereunder.

4.03 Freedom to Disclose. Each party acknowledges that, notwithstanding the execution of the Agreement, each Disclosing Party maintains the sole and absolute discretion to determine what, if any, of its Confidential Information shall be disclosed to the Receiving Party.

4.04 Freedom to Develop. Both SAMSUNG S1 and e-SMART recognize that they each have and continue to license and develop products that may be competitive to the products and services of each that may be disclosed hereunder. This Agreement shall in no way be interpreted so as to limit respective other party’s ability to continue to develop, have developed or license from others, products that may be competitive to the other party’s products and services provided always, however, that no Confidential Information of a Disclosing Party is ever used by a Receiving Party for this purpose while such Confidential Information remains Confidential Information as defined herein.

4.05 Assignment. Neither party may assign this Agreement or any of the rights, entitlements, duties or obligations arising from it without the prior written approval of the other party, which approval may be unreasonably or arbitrarily withheld, Subject to the foregoing, this Agreement shall endure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

4.06 Entire Agreement. This Agreement supersedes any prior agreements, whether written or oral and all communications between the parties and constitutes the entire agreement of the parties with respect to the subject matter hereof, No modification or variation of this Agreement shall. be valid unless made in writing and executed by the parties in the same manner as this Agreement.

4.07 Counterparts. The parties agree that this Agreement may be validly executed by facsimile transmission in one or more counterparts, all of which shall be considered one and the same agreement, and shall be effective when one of the counterparts has been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

4.08 Export Control. Both parties shall adhere to the Export Administration Laws and Regulations of the Korea and applicable countries. Both parties acknowledge that certain technical information to be disclosed may be subject to the export control laws or regulators of Korea and other applicable countries. The disclosing party shall be responsible for obtaining any export license(s)

required and the disclosing party will not disclose such Confidential Information until the disclosing party obtains such authorization. The receiving party will provide disclosing party with necessary cooperation for obtaining such export license.